Exhibit 1.1

COMMON STOCK PURCHASE AGREEMENT

DATED AS OF AUGUST 15, 2005

BY AND BETWEEN

NEKTAR THERAPEUTICS

AND

MAINFIELD ENTERPRISES, INC.

i

Section 7.9	Survival	16
Section 7.10	Counterparts	16
Section 7.11	Publicity	16
Section 7.12	Severability	16
Section 7.13	Replacement of Shares	17
Section 7.14	Further Assurances	17

ii

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 15, 2005, is made by and between Nektar Therapeutics, a Delaware corporation (the “Company”) and Mainfield Enterprises, Inc., a corporation existing under the laws of the British Virgin Islands (the “Purchaser”).

RECITALS

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase 1,436,266 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”).

NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions.

(a) “Commission” shall mean the Securities and Exchange Commission or any successor entity.

(b) “Commission Documents” shall mean all reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which have been previously filed by the Company, including, without limitation the Form 10-K, as amended, filed by the Company for the year ended December 31, 2004 (the “2004 Form 10-K”), and shall include all information contained in such filings and all filings incorporated by reference therein.

(c) “Commission Filings” means the Registration Statement, as the same may be amended from time to time, the Prospectus, and all other filings relating to the sale of the Shares hereby made by the Company with the Commission prior to or after the date hereof pursuant to the Exchange Act.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

(e) “GAAP” shall mean generally accepted accounting principles in the United States of America.

(f) “Material Adverse Effect” shall mean (i) any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its Subsidiaries, taken as a whole, (ii) any condition, circumstance, or situation that could prohibit or otherwise materially interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect or (iii) any condition, circumstance, or situation that could affect the legality, validity or enforceability of this Agreement.

(g) “Nasdaq” means the Nasdaq National Market or any successor thereto.

(h) “Prospectus” as used in this Agreement means the prospectus in the form to be included in a filing with the Commission pursuant to Rule 424(b) promulgated under Securities Act, including the supplement thereto relating to the sale of the Shares hereby.

(i) “Registration Statement” shall mean the registration statements on Form S-3, as amended, on Commission File Number 333-120009, under the Securities Act, filed by the Company with the Commission, as such Registration Statement may be amended from time to time.

(j) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

(k) “Trading Day” means any day during which the Nasdaq is open for business.

(l) “VWAP” means on any particular Trading Day or for any particular period the volume weighted average trading price per share of Common Stock on such date or for such period on Nasdaq as reported by Bloomberg L.P., or any successor performing similar functions; provided, however, that during any period the VWAP is being determined, the VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events as applicable.

ARTICLE II.

PURCHASE AND SALE OF COMMON STOCK; DELIVERY OF SHARES

Section 2.1 Purchase and Sale of Common Stock. On the basis of the representations, warranties and agreements herein contained, and upon the terms and subject to the conditions herein set forth, the Company agrees to issue and sell 1,436,266 shares of Common Stock (the “Shares”). The purchase price for each Share shall be $16.71 per share, for an aggregate initial purchase price of $24,000,005 (the “Purchase Price”).

Section 2.2 Delivery of the Shares. The closing of the sale of the Shares (the “Closing”) shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, on August 16, 2005 or on such other date or at such other location as the parties shall otherwise agree. The date of the Closing is hereinafter referred to as the “Closing Date.” At the Closing: (x) the Company shall issue and deliver to the Purchaser (i) a stock certificate, registered in the name of the Purchaser and free of all restrictive legends, representing the Shares or, if Purchaser provides the necessary account information to the Company, the

Company shall issue and deliver such Shares in a balance account with The Depository Trust Company through its Deposit Withdrawal Agent Commission System, (iii) the Prospectus, (iv) confirmation of the filing of the Prospectus, and (v) the legal opinion of the Company’s outside counsel substantially in the form of Exhibit A; and (y) the Purchaser shall deliver to the Company an amount equal to the Purchase Price, in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose.

Section 2.3 Purchase of Additional Shares. Subject to the immediately following sentence, the Purchaser shall have the right (the “Additional Share Right”) to purchase from the Company, at any time and from time to time from and after the date hereof and through and including September 16, 2005 (the “Expiration Date”), an additional number of shares of Common Stock of the Company (the “Additional Shares”) at a price per share (the “Exercise Price”) equal to the greater of (i) $17.59 and (ii) 90% of the VWAP of the most recently completed Trading Day prior to the exercise (as described below, it being agreed that each Trading Day shall be deemed to be completed at 4:00 pm New York time on each Trading Day). This Additional Share Right may be exercised for a maximum aggregate purchase price of $8,000,000 of Additional Shares, and each exercise of this Additional Share Right shall be for not less than $4,000,000. The Company agrees that the number and price of shares shall be adjusted to reflect any stock splits, combinations, stock dividends or subdivisions occurring on or before the Expiration Date.

Section 2.4 Exercise of Additional Share Right; VWAP. The Holder may exercise its Additional Share Right by delivering to the Company a notice indicating its intention to exercise the Additional Share Right and the number of Additional Shares which it is purchasing (the “Exercise Notice”), which delivery may be achieved either by facsimile or electronic mail, and the date such Exercise Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” For purposes of determining the VWAP of the Trading Day immediately prior to the Exercise Date, any exercise notice delivered after 9:30 am New York Time on a Trading Day shall be deemed to have been given after 4:00 pm New York Time on that Trading Day, and the applicable VWAP shall be the VWAP of that Trading Day. At 8:30 P.M., New York City time on the Expiration Date, the portion of the Additional Share Right not exercised prior thereto shall be and become void and of no value. Notwithstanding anything to the contrary contained herein, if there is no VWAP for September 8, 2005 because the trading of the Common Stock was suspended by Nasdaq for that Trading Day, then the Holder may only exercise the portion of the Additional Share Right not exercised prior thereto after 4:00 pm New York time on September 9, 2005.

Section 2.4 Delivery of the Shares. The closing of the sale of the Additional Shares (a “Subsequent Closing”) shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, within three days after the day the Purchaser exercises its right to purchase Additional Shares or on such other date or at such other location as the parties shall otherwise agree. The date of a Subsequent Closing is hereinafter referred to as a “Subsequent Closing Date.” At each Subsequent Closing: (x) the Company shall issue and deliver to the Purchaser (i) a stock certificate, registered in the name of the Purchaser and free of all restrictive legends, representing the Additional Shares purchased or, if Purchaser provides the necessary account information to the Company, the Company shall issue and deliver such Additional Shares to the Purchaser in a balance account with The Depository Trust Company through its

Deposit Withdrawal Agent Commission System, (ii) a prospectus covering such Additional Shares (the “Additional Share Prospectus”), (iii) confirmation of the filing of the Additional Share Prospectus with the Commission, and (iv) the legal opinion of the Company’s outside counsel substantially in the form of Exhibit A; and (y) the Purchaser shall deliver to the Company an amount equal to the product of the Exercise Price multiplied by the Additional Shares being purchased, in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose. Each delivery of Additional Shares by the Company shall be deemed a re-confirmation that each of the representations and warranties of the Company set forth in this Agreement is true and correct as of the applicable Exercise Date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that as of the date hereof:

(a) Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect.

(b) Power, Authorization and Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Subsidiaries. Except for Nektar, UK, Nektar, AL Corporation, Inhale Therapeutic Systems Deutschland GmbH, Clouts, Inc. and Oski Acquisition Corporation (each a “Subsidiary”, and collectively the “Subsidiaries”), the Company does not directly or indirectly control any other corporation, partnership, joint venture or other business association or entity. The Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any lien, charge, claim, security interest, encumbrance, right of first refusal or other similar restriction (collectively, “Liens”), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable.

(d) Capitalization. As of August 15, 2005, a total of 85,371,949 shares of Common Stock are issued and outstanding. All of the outstanding shares of Common Stock have been duly and validly authorized, and are fully paid and nonassessable. Except as set forth in the Commission Documents or Commission Filings, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company (except for options issued from time to time pursuant to the Company’s stock option plans, not exceeding the number of shares reserved as set forth in the Commission Documents). Furthermore, except as set forth in the Commission Documents, Commission Filings or in this Agreement, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the date hereof complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect. The Company has furnished or made available to the Purchaser true and correct copies of the Company’s Certificate of Incorporation as in effect on the date hereof (the “Articles”), and the Company’s Bylaws as in effect on the date hereof (the “Bylaws”). Purchaser hereby acknowledges that it is aware of the recent announcement by the Company that the Company intends to acquire Aerogen, Inc.

(e) Issuance of Shares. The Shares to be issued under this Agreement have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and nonassessable, free and clear of all Liens, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock. The Company has reserved a sufficient number of duly authorized shares of Common Stock to issue the Shares. At the Closing, the Common Stock is approved for inclusion in the Nasdaq.

(f) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not (i) violate any provision of the Company’s Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party (except such rights of termination as have been disclosed to Purchaser, which rights shall have been waived prior to the date hereof), (iii) create or impose a Lien on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, except, in the case of each of clauses (ii), (iii) and (iv), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares to the Purchaser in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission or Nasdaq subsequent to the date hereof, including but not limited to the Registration Statement and Prospectus which has been or may be filed pursuant hereto); provided, however, that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the representations, warranties and agreements of the Purchaser herein.

(g) Commission Documents, Financial Statements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Company has timely filed all Commission Documents. The Company has made available to the Purchaser true and complete copies of the Commission Documents filed with the Commission since December 31, 2004 and prior to the date hereof. As of their respective dates of filing, the Commission Documents (as amended) complied in all material respects with the requirements of the Exchange Act and other federal, state and local laws, rules and regulations applicable to them, and, as of their respective dates of filing, such Commission Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing, the financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(h) Registration Statement. The Company has prepared and filed with the Commission in accordance with the provisions of the Securities Act, the Registration Statement, which was declared effective by the Commission on or before January 4, 2005. The Registration Statement is effective on the date hereof and the Company has not received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The Registration Statement (including the information or documents incorporated by reference therein), as of the time it was declared effective, and any amendments or supplements thereto, each as of the time of filing, did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under the which they are made not misleading. The issuance of the Shares to the Purchaser is registered by the Registration Statement.

(i) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company, its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, except for events or circumstances which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

(j) Listing and Maintenance Requirements. The Company has not, in the two years preceding the date hereof, received notice from the Nasdaq to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued quotation of the Common Stock on the Nasdaq. The issuance and sale of the Shares hereunder does not conflict with or violate any applicable rules or regulations of Nasdaq.

(k) Certain Fees. Except for the fee payable by the Company to Reedland Capital Partners, no brokers, finders or financial advisory fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement. The Purchaser shall have no obligation with respect to any fees incurred by the Company, (other than the Purchaser, if the Purchaser has agreed in writing to pay such fees) or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Purchaser, its employees, officers, directors, agents, and partners, and its affiliates, from and against all claims, losses, damages, costs (including the reasonable costs of preparation and reasonable attorney’s fees) and expenses suffered in respect of any such claimed or existing fees incurred by the Company or any other Person (other than the Purchaser, if the Purchaser has agreed in writing to pay such fees), as such fees and expenses are incurred.

(l) No Stabilization or Manipulation. Neither the Company nor any of its officers or directors has taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Shares.

(m) Disclosure. The Company confirms that neither it nor its officers or directors has provided the Purchaser or its agents or counsel with any information that constitutes or might constitute material, nonpublic information, other than the information provided under the confidentiality agreement dated August 12, 2005, which has been publicly disclosed on the date hereof. The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. The Company acknowledges and agrees that the Purchaser does not make or has not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 or (ii) any statement, commitment or promise to the

Company or, to its knowledge, any of its representatives which is or was an inducement to the Company to enter into this Agreement or otherwise.

(n) Acknowledgment Regarding Purchaser’s Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser’s purchase of the Shares.

Section 3.2 Representatives and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that, as of the date hereof:

(a) Organization and Good Standing. The Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

(b) Power, Authorization and Enforcement. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser is required. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Purchaser Holdings. Immediately after the sale of the Shares pursuant to this Agreement, the Purchaser will not, directly or indirectly, own more than 9.99% of the then issued and outstanding shares of Common Stock.

(d) Certain Fees. The Company shall have no obligation with respect to any fees incurred by the Purchaser. It being understood that the fee payable to Reedland Capital Partners was incurred by the Company, except that the Company shall bear the fees and expenses of counsel to Purchaser up to an aggregate of $10,000, which may be withheld by Purchaser from amounts otherwise payable in respect of the purchase of Shares.

ARTICLE IV.

COVENANTS

The Company covenants with the Purchaser, and the Purchaser covenants with the Company, as follows, which covenants of one party are for the benefit of the other party:

Section 4.1 Compliance with Laws. The Company and the Purchaser shall comply with all applicable laws, rules, regulations and orders in connection with this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Purchaser shall comply with the requirements of the Securities Act and the Exchange Act.

Section 4.2 Listing. The Company will use its reasonable best efforts to effect and maintain the quotation of the Common Stock on the Nasdaq.

Section 4.3 Disclosure of Material Non-Public Information. The Company shall not, and shall cause each of its officers and directors not to, divulge to the Purchaser any information that the Company believes to be material, non-public information, unless the Purchaser has agreed in writing to receive such information prior to such divulgence.

Section 4.4 Subsequent Placements. From the date hereof until 15 calendar days after the Closing Date, the Company will not without the prior written consent of the Purchaser, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or the Subsidiary’s equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock, except (i) options granted under the Company’s stock option plans or shareholder rights plan and the issuance of shares of Common Stock upon the exercise thereof, (ii) shares of Common Stock issued under the Company’s employee stock purchase plans, (iii) shares of Common Stock issuable upon conversion of options or convertible securities issued on or prior to the date hereof (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification of the terms of such securities after the date of this Agreement), and (iv) shares of Common Stock and/or warrants to purchase shares of Common Stock issued for the purposes of licensing agreements, corporate partnering agreements and/or collaborative agreements with third parties, the primary purpose of which is not to raise cash, and the issuance of shares of Common Stock upon the exercise thereof.

ARTICLE V.

CONDITIONS TO THE SALE AND PURCHASE OF THE SHARES

Section 5.1 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and sell the Shares to the Purchaser is subject to the satisfaction or waiver of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchaser’s Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct as of the date when made and as of the Closing Date as though made at that time.

(b) Registration Statement. The Registration Statement shall be effective and there shall be no threatened or actual stop order suspending effectiveness of the Registration Statement.

(c) Prospectus. The Prospectus shall have been filed with the Commission.

(d) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

(e) No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(f) No Suspension. Trading in the Common Stock shall not have been suspended by the Commission or the Nasdaq, and trading in securities generally as reported on Nasdaq shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or Delaware or New York state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Company, makes it impracticable or inadvisable to issue the Shares.

(g) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any of the officers, directors or affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

Section 5.2 Conditions Precedent to the Obligation of the Purchaser to Purchase the Shares. The obligation hereunder of the Purchaser to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below. The conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time.

(b) Registration Statement. The Registration Statement shall be effective and there shall be no threatened or actual stop order suspending effectiveness of the Registration Statement.

(c) Prospectus. The Prospectus shall have been filed with the Commission.

(d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(f) No Suspension. Trading in the Common Stock shall not have been suspended by the Commission or the Nasdaq, and trading in securities generally as reported on Nasdaq shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or Delaware or New York state authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Shares.

(g) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened against the Company or its Subsidiary, or any of the officers, directors or affiliates of the Company or its Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions that could cause a Material Adverse Affect.

(h) Legal Opinion of Wilson Sonsini Goodrich & Rosati. The Purchaser shall have received from Wilson Sonsini Goodrich & Rosati, counsel for the Company, an opinion, dated as of the Closing Date, in substantially the form of Exhibit A.

ARTICLE VI.

INDEMNIFICATION

Section 6.1 General Indemnity.

(a) Indemnification by the Company. The Company will indemnify and hold harmless the Purchaser and any of its affiliates or any officer, director, partner, controlling person, employee or agent of the Purchaser or any of its affiliates (each, a “Related Person”) for reasonable legal and other expenses (including the costs of any investigation, preparation and travel) and for any and all losses, claims, damages, liabilities, settlement costs and expenses, including without limitation costs of preparation of legal action and reasonable attorneys’ fees (collectively, “Losses”) incurred in connection with any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a disposition), whether commenced or threatened (each, a “Proceeding”), insofar as such Losses (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or the Prospectus, or arise out of or are based upon the omission or alleged omission to state in the Registration Statement or the Prospectus a material fact required to be stated therein or necessary to make the statements in the Registration Statement or the Prospectus, in light of the circumstances under which they were made, not misleading, as such Losses are incurred or (ii) relate to any breach by the Company of any of the representations, warranties or covenants made by the Company in this Agreement, or any allegation by a third party that, if true, would constitute such a breach. The conduct of any

Proceeding for which indemnification is available under this Section 6.1(a) shall be governed by Section 6.2. The Company also agrees that neither the Purchaser nor any Related Persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company in connection with or as a result of the transactions contemplated by this Agreement, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of the Purchaser or Related Person in connection with such transactions.

(b) Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors, officers, employees and agents, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any Losses (including reasonable costs of defense and investigation and all attorneys fees) to which the Company, each of its directors, officers, employees and agents and each such controlling person may become subject, under the Securities Act or otherwise, to the extent (and only to the extent) such Losses (or actions in respect thereof), as incurred, arise solely out of (A) (i) an untrue statement or omission, included in any Prospectus or Prospectus supplement or any amendment or supplement to the Prospectus or Prospectus supplement in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Prospectus or Prospectus supplement, or (ii) an omission to state in any Prospectus or Prospectus supplement or any amendment or supplement to it a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, the untrue statement or omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Prospectus or Prospectus supplement or an amendment or supplement to, or (B) any breach by the Purchaser of any of the representations, warranties or covenants made by the Purchaser in this Agreement. The Purchaser hereby confirms that the proposed plan of distribution as set forth in Exhibit B hereto shall constitute written information furnished by the Purchaser to the Company for inclusion in the Prospectus or Prospectus supplement or an amendment or supplement to it. The conduct of any Proceeding for which indemnification is available under this Section 6.1(b) shall be governed by Section 6.2.

(c) The Company’s obligation to indemnify Purchaser, and Purchaser’s obligation to indemnify the Company, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation, prosecution, collection and enforcement of such action or proceeding (including reasonable costs of enforcing the indemnification obligations in this paragraph).

Section 6.2 Indemnification Procedures.

(a) If any Proceeding shall be brought or asserted against any person entitled to indemnity hereunder (each, an “Indemnified Party”), such Indemnified Party shall promptly notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have prejudiced the Indemnifying Party.

(b) An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel in writing (with a copy to the Indemnifying Party) that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any Proceeding without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not impose any monetary or other obligation or restriction on the Indemnified Party.

(c) All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Article VI) shall be paid to the Indemnified Party, as incurred, within fifteen business days of written notice thereof to the Indemnifying Party, which notice shall be delivered no more frequently than on a monthly basis (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Fees and Expenses. Each party shall bear its own fees and expenses related to the transactions contemplated by this Agreement, provided that the Company shall reimburse $10,000 of the Purchaser’s legal fees and expenses (which may be withheld by the Purchaser at closing). The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of the Shares.

Section 7.2 Specific Enforcement. The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either party may be entitled by law or equity.

Section 7.3 Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by either party relative to subject matter hereof not expressly set forth herein. No provision of this Agreement may be amended other than by a written instrument signed by both parties hereto.

Section 7.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telex (with correct answer back received), telecopy or facsimile (with telecopy or facsimile machine confirmation of delivery received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company:

Nektar Therapeutics

150 Industrial Road

San Carlos, CA 94070

Phone: (650) 631-3100

Fax: (650) 620-5360

Attn: Nevan Elam

Senior Vice President Corporate Operations and General Counsel

or via electronic mail to: abansal@ca.nektar.com

With copies to (except for Exercise Notices):	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, California 94304-1050 Phone: 650-493-9300 Fax: 650-493-6811 Attention: Robert A. Claassen

If to the Purchaser:	Mainfield Enterprises, Inc. c/o Sage Capital Growth, Inc. 660 Madison Avenue New York, NY 10022 Phone: (212) 651-9000 Fax: (212) 651-9010 Attn: Eldad Gal

With copies to:	Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 Phone: (212) 969-3000 Fax: (212) 969-2900 Attn: Adam J. Kansler, Esq.

Either party hereto may from time to time change its address for notices by giving at least ten (10) days advance written notice of such changed address to the other party hereto.

Section 7.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. No provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought.

Section 7.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.7 Successors and Assigns. The Purchaser may not assign this Agreement to any person without the prior written consent of the Company, in the Company’s sole discretion; provided, however, that after the Closing the Purchaser may assign this Agreement to any affiliate of the Purchaser without the prior consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement. No other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

Section 7.8 Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 7.9 Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the covenants contained in Article IV shall survive the execution and delivery hereof.

Section 7.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

Section 7.11 Publicity. Neither the Company nor the Purchaser shall issue any press release or make any other public announcement relating to this Agreement unless (i) the content thereof is mutually agreed to by the Company and the Purchaser, or (ii) such party is advised by its counsel that such press release or public announcement is required by law, regulation or Nasdaq. The Company shall (i) on or before 9:30 a.m. (New York time) on August 16, 2005, file the Prospectus with the Commission, disclosing the transactions contemplated hereby and (ii) on or before the Closing Date, the Company shall file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by this Agreement and including this Agreement as an exhibit to such Current Report on Form 8-K, in the form required by the Exchange Act.

Section 7.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 7.13 Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity or surety bond, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.

Section 7.14 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

NEKTAR THERAPEUTICS

By:		/S/ NEVAN C. ELAM
	Name:	Nevan C. Elam
	Title:	Senior Vice President Corporate Operations

MAINFIELD ENTERPRISES, INC.

By:		/S/ AVI VIGDER
	Name:	Avi Vigder
	Title:	Authorized Signatory

EXHIBIT A

FORM OF LEGAL OPINION

1. The Company is a corporation under the General Corporation Law of the State of [STATE] with corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and the Prospectus. Based on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of [ISSUER STATE OF INCORPORATION] and is qualified to do business in [ISSUER DOMICILE STATE].

2. The Shares to be issued and sold by the Company pursuant to the Purchase Agreement have been duly authorized by all necessary corporate action of the Company and, when issued to and paid for by you in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights arising from the Certificate of Incorporation or Bylaws of the Company.

3. The execution, delivery and performance of the Purchase Agreement have been duly authorized by all necessary corporate action of the Company, and the Purchase Agreement has been duly executed and delivered by the Company.

4. The Registration Statement has become effective under the Securities Act. With your consent, based solely on a telephonic confirmation by a member of the Staff of the Commission on                         , 2005, no stop order suspending the effectiveness of the Registration Statement has been issued under the Act and no proceedings therefor have been initiated by the Commission.

Such opinions shall be subject to customary limitations, qualifications and exceptions. In rendering such opinions, [ISSUER COUNSEL] may rely as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. The final opinion letter is subject to the review of the opinion committee of [ISSUER COUNSEL].

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EXHIBIT B

PLAN OF DISTRIBUTION INSERT

We have entered into a stock purchase agreement dated as of August [15], 2004 with [Investor] as Purchasers, with respect to the shares being offered by this prospectus supplement. Subject to certain conditions, we have agreed to sell to the Purchasers, and the Purchasers have agreed to purchase from us, the [            ] shares of common stock offered hereby at $ [            ] per share.

The Purchasers or their pledgees, donees, transferees, or other successors in interest may sell the shares offered hereby from time to time in one or more transactions and may use any legally permissible method of sale, including without limitation one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Purchasers may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Purchasers may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Purchasers and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both.

We have agreed to indemnify the Purchasers against some liabilities, including liabilities under the Securities Act, or to contribute to the payments the Purchasers may be required to make because of any of those liabilities.

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